Exhibit 5.16

304-353-8107 Mike.Stuart@steptoe-johnson.com

December 23, 2014

AmSurg Corp.

1A Burton Hills Boulevard

Nashville, Tennessee 37215

Ladies and Gentlemen:

We have acted as West Virginia counsel to AmSurg Corp. (the “Company”) and the Guarantor (as defined below), each organized and existing under the laws of the State of West Virginia, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,100,000,000 aggregate principal amount of the Company’s 5.625% senior notes due 2022 (the “Exchange Notes”) that are to be unconditionally guaranteed on a senior unsecured basis by certain of the Company’s current and future direct and indirect subsidiaries, including Sheridan Healthcare of West Virginia, Inc., a corporation organized under the laws of the State of West Virginia (the “Guarantor”). The Exchange Notes are to be issued pursuant to an indenture, dated as of July 16, 2014, by and between AmSurg Escrow Corp. (“Escrow Corp”), and U.S. Bank National Associaton, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 16, 2014, by and between the Company and the Trustee, as supplemented further by the Supplemental Indenture, dated as of July 16, 2014, by and among the Company, the guarantors party thereto and the Trustee, and as supplemented further to date by such supplemental indentures entered into by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Indenture”).

The Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.625% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of July 16, 2014, by and among Escrow Corp, the Company, the guarantors party thereto and Citigroup Global Markets Inc. as representative of the parties named therein as the initial purchasers (“Citigroup”), the related Registration Rights Joinder, dated as of July 16, 2014, by and among Citigroup and the guarantors party thereto and such related registration rights joinders to date entered into by and among Citigroup and the guarantors party thereto (collectively, the “Registration Rights Agreement”).

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For purposes of our opinion in paragraph number (iii) below regarding the good standing of the Guarantor, we have relied solely and exclusively upon a certificate issued by West Virginia public officials, and such opinion is not intended to provide or state any conclusion or assurance beyond that conveyed in such certificate.

We are opining herein only as to the effect on the subject transaction of the laws of the State of West Virginia with respect to the Guarantor; and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of federal law, municipal law, or the laws of any local agencies within any state. We herein express no opinion with respect to any issues or matters addressed or stated in those letters of other counsel; and, to the extent elements of those opinions are necessary to the opinions expressed herein we have, with your consent, relied upon and assumed the correctness of such elements of those opinions.

Our knowledge of all matters connected herewith is limited to the actual knowledge of the lawyers of the firm who have participated in our limited representation of the Guarantor, respectively, in connection with the opinions expressed herein and the transactions contemplated thereby, solely gained through the performance of such representation after consultation with such other attorneys in the firm and review of such documents in our possession as such lawyers considered appropriate. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search, or investigation of any public files or records or dockets) to determine the existence or absence of any such facts. This opinion deals only with the specific legal issues that it explicitly addresses, and no opinions shall be implied as to matters not so addressed.

Further, we have assumed, with your express consent, the due authorization of all documents connected with the Principal Documents (as defined below) and all other documents contemplated by the transactions connected therewith by all parties thereto other than the Guarantor, the due execution and delivery of the Principal Documents by all parties thereto other than the Guarantor, and that the Principal Documents constitute legal, valid and binding obligations of all parties thereto, enforceable against them in accordance with their terms.

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below). In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the Articles of Incorporation and Bylaws, as amended, for the Guarantor;

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(ii) the certificate with respect to various factual matters signed by an officer of the Guarantor and dated the date of this opinion (the “Officers’ Certificate”);

(iii) Certificate of Existence dated as of the 16th day of December, 2014;

(iv) the Registration Rights Agreement;

(v) the Indenture;

(viii) the form of Exchange Notes;

(ix) the Registration Statement; and

(x) the prospectus containing the Registration Statement (the “Prospectus”).

Items (iv) through (x) as set forth above shall hereinafter collectively be referred to as the “Principal Documents”.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) The Guarantor is validly existing and in good standing under the laws of the State of West Virginia.

(2) The Guarantor has the requisite corporate power to execute, deliver and perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

(3) The execution and delivery by the Guarantor of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, has been duly authorized by the Guarantor.

The opinions that are expressed herein are further subject to the following exceptions, limitations, assumptions and qualifications.

(a) The opinions expressed above are subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws of general application under the laws of the State of West Virginia and the United States relating to or affecting creditors’ rights, and to general principles of equity, judicial discretion and general requirements of good faith, fair dealing and commercial reasonableness (whether a matter is considered in a proceeding at law or in equity).

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(b) Certain laws and decisions applicable in the State of West Virginia may limit, render unenforceable or otherwise affect the enforceability of, certain rights, remedies, waivers and other provisions contained in the Principal Documents. Such laws and decisions do not affect the validity, of the Principal Documents taken as a whole, and the Principal Documents, taken together with applicable law, contains adequate provisions for enforcing the obligations of the borrower thereunder and for the practical realization of the material benefits conveyed by the Principal Documents; provided, however, such laws and decisions do not, in our judgment make the remedies provided for in the Principal Documents and available at law inadequate for the practical realization of the security intended to be provided by the Principal Documents.

(c) We express no opinion as to the enforceability of any rights to indemnification or contribution provided in the Principal Documents which may be deemed violative of public policy or any rights of setoff or similar rights provided in the Principal Documents.

(d) We express no opinion as to the enforceability of any provision that would purport to permit the beneficiaries to confess judgment against the Guarantor.

(e) We have made no investigation and express no opinion as to the applicability to the Principal Documents or to the transaction contemplated thereby of provisions of the Federal Bankruptcy Code relating to fraudulent conveyances or fraudulent transfers.

(f) Our opinions are subject to Section 522 of the United States Bankruptcy Code and with respect to proceeds of personal property, our opinions are limited in accordance with the provisions of Section 9-315 of the UCC.

(g) We express no opinion as to any of the following: (1) the accuracy or completeness of any financial, accounting or statistical information furnished by the Guarantor to any third party; (2) the Guarantor’s ability to perform its obligations under the Principal Documents other than as specifically opined herein; and (3) the accuracy or completeness of any representations made by the Guarantor other than as specifically opined herein.

(h) This opinion letter is rendered as of the date set forth above, and is limited to present statutes, laws and regulations and to the facts as they currently exist. We disclaim any responsibility for notifying you of any changes affecting this opinion letter that later come to our attention and we assume no obligation to update or supplement this opinion letter.

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We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ STEPTOE & JOHNSON PLLC

STEPTOE & JOHNSON PLLC, a West Virginia Professional Limited Liability Company